Hennessy Advisors, Inc. Announces Quarterly Earnings of $0.30 Per Share

Firm Also Declares Quarterly Dividend

NOVATO, Calif., May 5, 2014 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today reported fully diluted earnings per share of $0.30 for the second fiscal quarter ended March 31, 2014, an increase of 50% over the prior comparable period ended March 31, 2013. During the same time period, total assets under management increased 40% to $4.8 billion, and likewise, average assets under management, upon which revenue is calculated, increased by 43%. The increase in assets under management is attributable to both strong investment performance of and positive net purchases into the Hennessy family of mutual funds.

Additionally, the Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.04 per share. This dividend will be paid on June 12, 2014 to shareholders of record as of May 20, 2014.

"The U.S. economy, the financial markets and our mutual funds all continue to demonstrate positive momentum, and we believe the inflows into our funds are an indication that investors are gradually returning to the equity markets after many years of investing in fixed income products," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "American corporations are producing record profits, which we believe bodes well for the stock market, and at Hennessy Advisors we are focused on building and hopefully expanding the success of our marketing and sales program," he added.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period
	Three Months Ended
Second Quarter	Mar. 31, 2014	Mar. 31, 2013	$ Change	% Change
Total Revenue	$ 8,309,358	$ 5,947,208	$ 2,362,150	39.7%
Net Income	$ 1,759,238	$ 1,117,173	$ 642,065	57.5%
Earnings Per Share (Diluted)	$ 0.30	$ 0.20	$ 0.10	50.0%
Weighted Average Number of Shares Outstanding (Diluted)	5,805,340	5,714,559	90,781	1.6%
Mutual Fund Average Assets Under Management	$ 4,622,065,397	$ 3,227,861,349	$ 1,394,204,048	43.2%

At Period Ending Date	Mar. 31, 2014	Mar. 31, 2013	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 4,774,228,519	$ 3,406,426,286	$ 1,367,802,233	40.2%
Retained Earnings	$ 22,635,226	$ 17,272,435	$ 5,362,791	31.0%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Media, Tania Kelley, Hennessy Advisors, Inc., tania@hennessyfunds.com, 800-966-4354, or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 703-894-1056